Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-219349, 333-48627, and 333-16418) on Form S-3 and (Nos. 033-57981, 333-168421, 333-42849, 333-191668, 333-234157, 333-109619, 333-137614, 333-177237, 333-126183, 333-169769, 333-198203, 333-198201, 333-198200, and 333-198199) on Form S-8 of our report dated February 16, 2021, with respect to the consolidated financial statements of Worthington Armstrong Venture and its subsidiaries, which report appears in the May 31, 2021 annual report on Form 10-K of Worthington Industries, Inc.

/s/KPMG LLP

Philadelphia, Pennsylvania

July 30, 2021